As filed with the Securities and Exchange Commission on May 15, 2009

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT

under

The Securities Act of 1933

_____________________

BLACK HILLS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

South Dakota	46-0458824
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

625 Ninth Street, P.O. Box 1400 Rapid City, South Dakota	57709
(Address of Principal Executive Offices)	(Zip Code)

_____________________

BLACK HILLS UTILITY HOLDINGS, INC.

RETIREMENT SAVINGS PLAN

(Full Title of the Plan)

_____________________

Steven J. Helmers

General Counsel

Black Hills Corporation

625 Ninth Street, P.O. Box 1400

Rapid City, South Dakota 57709

(Name and Address of Agent for Service)

(605) 721-1700

(Telephone Number, Including Area Code, of Agent for Service)

_____________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act).

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share(2)	Price	Registration Fee

Common Stock ($1 par value)	250,000 Shares(3)	$19.76	$4,940,000	$275.65

(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. This registration statement further includes an indeterminate number of additional shares that may be issued pursuant to such plan as the result of any future stock split, stock dividend, or similar adjustment of the Registrant’s outstanding common stock.

(2)

The estimated Proposed Maximum Offering Price Per Share was calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933 on the basis of the average high and low price of the Common Stock, as reported on the New York Stock Exchange for May 14, 2009.

(3)	Represents shares that may be issued pursuant to the Registrant’s Black Hills Utility Holdings, Inc. Retirement Savings Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Black Hills Corporation (the “Company,” “we,” “our,” or “us”) with the Securities and Exchange Commission (“SEC”) are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.
(c)	The information included under Items 5.03 and 8.01 of the Company’s Report on Form 8-K filed February 3, 2009.
(d)	The Company’s Report on Form 8-K filed May 14, 2009.
(e)

The description of the Company’s Common Stock contained in it Registration Statement on Form 8-A, dated April 19, 2002, including any amendment or report heretofor or heretoafter filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company or the Black Hills Utility Holdings, Inc. Retirement Savings Plan (the “Plan”), pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (other than any portions of such filings that are furnished rather than filed under applicable SEC rules), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters those securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 47-1A-851 of the South Dakota Codified Laws allows a corporation to indemnify any person who was, is, or is threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against judgments, settlements, penalties, fines and reasonable expenses (including attorneys' fees) incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be, in the case of conduct in an official capacity, in the best interests of the corporation, and in all other cases, at least not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Unless ordered by a court, the corporation may not indemnify a director (a) in respect of a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct in Section 47-1A-851, or (b) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director's official capacity.

Our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including all appeals, by reason of the fact that such person is or was serving or has agreed to serve as a director or officer of us or at our request of another corporation or entity, who acted in good faith and in a manner which such person reasonably believed to be within the scope of such person’s authority and in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe their conduct was unlawful, against liability incurred by such person in connection with the defense or settlement of such action or suit and any appeal therefrom. With respect to proceedings by or in our right to procure judgment in our favor, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity. In addition, we have entered into specific agreements with our directors and officers providing for indemnification of such persons under certain circumstances.

Our Articles of Incorporation also eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duty as directors. This provision, however, does not eliminate a director’s liability (a) for any breach of the director’s duty of loyalty to us or our shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful distributions by directors in violation of the South Dakota Codified Laws, or (d) for any transaction for which the director received an improper personal benefit.

We carry directors’ and officers’ liability insurance to insure our directors and officers against liability for certain errors and omissions and to defray costs of a suit or proceeding against an officer or director.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

*4.1	Restated Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Company’s Form 10-K for 2004).

*4.2	Amended and Restated Bylaws of the Registrant dated January 30, 2009 (filed as Exhibit 3 to the Company’s Form 8-K filed February 3, 2009).

*4.3	Form of Stock Certificate for Common Stock, Par Value $1.00 Per Share (filed as Exhibit 4.2 to the Company’s Form 10-K for 2000).

23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Petroleum Engineer and Geologist, Cawley, Gillespie & Associates, Inc.

23.3	Consent of Petroleum Engineer and Geologist, Ralph E. Davis Associates, Inc.

24	Powers of Attorney (included on the signature page to this Registration Statement).
NOTE:	The opinion of counsel contemplated by Item 601(b)(5)(i) of Regulation S-K is not filed herewith since the shares of common stock being registered are not original issue shares.

*Previously filed as part of the filing indicated and incorporated by reference herein.

The Company undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (IRS) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rapid City, State of South Dakota, on the 15th day of May, 2009.

BLACK HILLS CORPORATION

By: /s/ DAVID R. EMERY

David R. Emery

Chairman, President and Chief Executive Officer

The Plan. Pursuant to the requirements of the Securities Act of 1933, the persons who administer the Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rapid City, State of South Dakota, on the 15th day of May, 2009.

BLACK HILLS UTILITY HOLDINGS, INC. RETIREMENT SAVINGS PLAN

By: /s/ ANTHONY S. CLEBERG

Representative of Benefits Committee

Each individual whose signature appears below constitutes and appoints David R. Emery and Anthony S. Cleberg, and each of them severally, as his true and lawful attorneys-in-fact and agents with full power of substitution, to sign in his or her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, to this Registration Statement, and the Registrant hereby also appoints each such agent as its attorney-in-fact with the authority to sign and file any such amendments in its name and behalf.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ DAVID R. EMERY	Director and	May 15, 2009
David R. Emery, Chairman, President	Principal Executive Officer
and Chief Executive Officer

/s/ ANTHONY S. CLEBERG	Principal Financial and	May 15, 2009
Anthony S. Cleberg, Executive Vice President and	Accounting Officer
Chief Financial Officer

/s/DAVID C. EBERTZ	Director	May 15, 2009
David C. Ebertz

/s/JACK W. EUGSTER	Director	May 15, 2009
Jack W. Eugster

/s/ JOHN R. HOWARD	Director	May 15, 2009
John R. Howard

/s/ KAY S. JORGENSEN	Director	May 15, 2009
Kay S. Jorgensen

/s/STEPHEN D. NEWLIN	Director	May 15, 2009
Stephen D. Newlin

/s/ GARY L. PECHOTA	Director	May 15, 2009
Gary L. Pechota

/s/ WARREN L. ROBINSON	Director	May 15, 2009
Warren L. Robinson

/s/ JOHN B. VERING	Director	May 15, 2009
John B. Vering

/s/ THOMAS J. ZELLER	Director	May 15, 2009
Thomas J. Zeller

EXHIBIT INDEX

Exhibit Number	Name

23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Petroleum Engineer and Geologist, Cawley, Gillespie & Associates, Inc
23.3	Consent of Petroleum Engineer and Geologist, Ralph E. Davis Associates, Inc.
24	Powers of Attorney (included on the signature page to this Registration Statement)